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                                                                    Exhibit 99.2


FOR IMMEDIATE RELEASE
---------------------

Hudson Valley Holding Corp.                          CONTACT
21 Scarsdale Road                                    -------
Yonkers, NY 10707                                    Wendy Croker
                                                     VP, Shareholder Relations
                                                     (914) 771 - 3214


                           HUDSON VALLEY HOLDING CORP.
                             ANNOUNCES CASH DIVIDEND

     Yonkers, NY, January 31, 2005...William E. Griffin, Chairman of the Board, announced that the Company has declared a cash dividend of $ 0.44 share payable to all shareholders of record as of the close of business February 10, 2005. The dividend will be mailed to shareholders on or about February 18, 2005.

     Mr. Griffin noted that while the $0.44 dividend per share is the same as the cash dividend paid in November 2004, shareholders will actually receive an increase of 10% compared to November 2004 as a result of the 10% stock dividend issued to shareholders in December 2004.

     Hudson Valley Holding Corp., headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank, an independently owned local Bank, with $1.9 billion in assets, serving the metropolitan area with 19 branches located in the Bronx, Manhattan and Westchester and a loan production office in Queens. The Bank specializes in providing a full range of financial services to small businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary,
A. R. Schmeidler & Co., Inc. The Company's stock is traded under the ticker symbol "HUVL" on the OTC Bulletin Board. Additional information on the Bank can be obtained on our web-site at www.hudsonvalleybank.com.

     This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements refer to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including "anticipates," "believes," "can," "continue," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or the banking industry's actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, material adverse changes in Hudson Valley Bank's operations or earnings, or a decline in the economy in the New York Metropolitan area. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

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